Exhibit 99.2

Conference Call Script

October 29, 2009, 5:30am PDT

Executives:

Glenn Oclassen – President and CEO

Thomas Soloway – SVP and CFO

Thomas Soloway

Thank you, Operator, and good morning everyone. My name is Tom Soloway and I am the Chief Financial Officer of Transcept. Thank you for joining us today to discuss the complete response letter that Transcept received from the FDA regarding its new drug application for Intermezzo®.

Before getting started, we want to remind listeners that this conference call contains forward-looking statements that are intended to be covered under the safe harbor provided by the Private Securities Litigation Reform Act. Examples of these forward looking statements include, but are not limited to, the plans and expectation of Transcept to respond to the FDA Complete Response Letter to support the NDA for Intermezzo®, the sufficiency of data to be submitted, and data that may be generated and submitted, to FDA; whether or not additional clinical or non-clinical studies will be required to obtain FDA approval; the timing and potential outcome of data generating activities, regulatory submissions and decisions by the FDA on the NDA for Intermezzo®; the resources planned to be devoted at Transcept in support of the Intermezzo® NDA; other difficulties or delays in, clinical development, regulatory approval, market acceptance and commercialization of Intermezzo®. These forward-looking statements are based on the information available to us today. We may not actually achieve the plans, carry out our intentions or meet the expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially. We assume no obligation to update these statements as circumstances change, except as required by law. For additional information please see the forward looking statement section in last night’s press release and the “Risk Factors” section of our quarterly report on Form 10-Q that was filed on August 14th.

I will now turn the call over to Glenn Oclassen, Chief Executive Officer of Transcept Pharmaceuticals.

Glenn Oclassen

Thank you, Tom, and thank you all for joining our call. As disclosed in the press release issued last night, yesterday afternoon we received a Complete Response Letter from the US Food and Drug Administration regarding our NDA seeking approval of Intermezzo® for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. In the Complete Response Letter, the FDA indicated that the NDA cannot be approved in its present form and outlined its reasons for this response.

Our comments on this call will be based on our current understanding of these issues and the steps necessary to address them. Please keep in mind that we received the letter less than 24 hours ago, and have not yet been in direct discussion with the FDA for clarification. We are in the process of requesting a meeting with the FDA to discuss the Complete Response Letter. After that meeting, we will have a better understanding of the specific issues and our plans to address them.

In the Complete Response Letter the FDA stated that it believes Transcept has submitted substantial evidence of effectiveness for the use of Intermezzo® in the as-needed treatment of insomnia characterized by difficulty returning to sleep after awakening in the middle of the night. The FDA further recognized that the Intermezzo® data submitted by Transcept did not indicate significant next day residual effects. However, FDA indicated that the intended use of Intermezzo® in the middle of the night represents a unique insomnia indication and dosing strategy for which safety has not been previously established.

The FDA requested additional data demonstrating that Intermezzo® , when taken as directed in the middle of the night, would not present an unacceptable risk of residual effects, with particular reference to next day driving ability.

The FDA also expressed two concerns regarding the possibility of patient dosing errors in the middle of the night that could lead to next day residual effects. Specifically, the FDA has asked Transcept to address methods to avoid inadvertent dosing with less than four hours of bedtime remaining, and inadvertent re-dosing in a single night.

Based upon the content of the letter, it is possible that Transcept will need to conduct one or more additional safety studies. Transcept will request a meeting with the FDA to discuss specific requirements for approval. Following this meeting we will be in a better position to estimate the resources and time necessary to satisfy FDA requirements for approval.

We have been in close contact with our Intermezzo® U.S. commercialization partner, Purdue Pharma. Under the terms of the commercialization agreement, Transcept remains responsible for the approval process until such time as the approved NDA is transferred to Purdue. I would like to remind you that if the approval of Intermezzo® is delayed beyond June 30, 2010, that the $30 million milestone payment associated with Purdue’s acceptance of an NDA approval will be reduced by $2 million per month for each 30 day period that NDA approval is delayed after June 30, 2010.

We plan as a company to do all that we can to move the process forward in a swift and proper fashion. Middle of the night administration of a prescription sleep aid represents a novel treatment strategy, and the Intermezzo® NDA is the first time this concept has gone before the FDA for approval. We believe that both Transcept and the FDA want to ensure that this new approach to insomnia will be used reliably and safely. We plan to confirm our understanding of the requirements for approval during our meeting with the FDA and will put our full energy and resources into addressing these issues.

This concludes our prepared remarks. Operator, please review the instructions for the question and answer session.

Final Wrap Up

Thank you, operator, and thank you all for joining us this afternoon and participating in the call. We will, in the future, update you publicly on the progress of the Intermezzo® NDA after we have the opportunity to meet with the FDA. We remain focused and committed as a company to complete and file the resubmission with the FDA as soon as possible. Thank you for your interest and attention this morning.